___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2020

EQUUS TOTAL RETURN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	814-00098	76-0345915
(State or Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

700 Louisiana Street, 48th Floor, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 529-0900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 1, 2020, Equus Total Return, Inc. (“Equus” or the “Company”) entered into a consulting agreement (“Consulting Agreement”) with Kenneth Denos, the Company’s Secretary and Chief Compliance Officer. The Consulting Agreement provides for base compensation of $360,000 per annum, as well as various annual and periodic bonuses based upon achievement of certain criteria, such as acquisitions made by the Company, other operational objectives, and a percentage of the amount received in connection with the disposition of the Company’s existing portfolio investments, as well as a percentage of the net amount received in connection with the disposition of future portfolio investments. The Consulting Agreement also entitles Mr. Denos to receive restricted stock awards equal to 2.5% of the Company’s issued and outstanding shares as of the date of the agreement. The annual bonuses are subject to an annual cap equal to Mr. Denos’s base annual consulting fee, and any of the annual bonuses earned that exceed the cap will be carried over into subsequent fiscal years. If the Consulting Agreement is terminated without cause or the Company experiences a change of control, as defined therein, Mr. Denos will be entitled to receive two year’s base consulting fee, together with all bonuses earned up to the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equus Total Return, Inc.

Date: November 25, 2020	By: /s/ Kenneth I. Denos
Name: Kenneth I. Denos
Title: Secretary